Exhibit 10.(aa)

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Separation Agreement”) is made and entered into this 13th day of May, 2009, between Kris Bergly (“Employee”) and Regis Corporation (“Employer”).

RECITALS:

A.            Employee was employed by Employer between August 10, 1987 and April 17, 2009, when his employment with Employer was terminated.

B.            The parties agree it is in their best interests to sever the employment relationship.

C.            The purpose of this Separation Agreement is to set forth the terms and conditions under which Employee and Employer will terminate their employment relationship and to resolve any and all disputes Employee has and/or may have with Employer.

AGREEMENT

In consideration of the recitals stated above and the mutual promises made below, the parties agree as follows:

1.             Termination. Employee and Employer agree that Employee’s last day of work will be April 17, 2009, and that Employee’s termination shall be effective as of that date (hereinafter “Employment End Date”).

2.             Payments. Employer and Employee agree that in consideration for Employee’s agreement to the terms contained herein, Employer shall make the following payments to Employee:

a.     Employee will receive severance compensation (less customary payroll deductions) of $443,333.33 (which is equal to fourteen (14) months of base pay) payable in fourteen equal monthly installments of $31,666.66 commencing on the first day of the month following expiration of both rescission periods referred to in paragraphs 5 and 6 provided there has been no rescission under either paragraph 5 or paragraph 6.

b.     In the event Employee elects to continue to participate in Employer’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer will reimburse Employee for the amounts paid by Employee for such COBRA coverage for a period of eighteen (18) months.  Employer’s reimbursement obligations will be paid to Employee on a monthly basis either by check or direct deposit as requested by Employee.  In addition, Employee’s participation in Employer’s executive medical reimbursement plan, wherein participants are reimbursed for qualified out of pocket medical expenses not to exceed $7,000.00 in total in any given calendar year, will continue until December 31, 2009.

c.     Employee will be eligible to receive a pro-rata (291/365) bonus payment related to the normal bonus plan for Executive Vice Presidents of the Employer for the fiscal year ending June 30, 2009.  The appropriate payment, if any, less customary payroll deductions, will be made to Employee at the same time bonus payments are made to other bonus plan participants.

d.     Employee will have the right to continue using the leased Mercedes SUV vehicle until March 30, 2012, the end of the lease term.  During the period of time from the Employment End Date until September 30, 2009, Employer will continue to pay for the lease payments and Employee’s automobile insurance, and Employer will reimburse Employee for repairs and maintenance on this vehicle.  Effective immediately after this Agreement is fully executed, Employer and Employee agree to assign the lease for the vehicle from Employer to Employee, such assignment to be effective on October 1, 2009.  From and after the effective date of the assignment, Employee agrees to insure the vehicle in his own name and at his sole expense.  Employer’s obligation to provide insurance on this vehicle will terminate on September 30, 2009.  For the period of time from October 1, 2009 until March 30, 2012, Employer agrees to pay Employee a monthly payment of $500.00 to be used by Employee to pay a portion of the vehicle lease payment.

e.     With respect to the Agreement dated January 1, 2004, between Employee and Employer related to life insurance policy No. 15796248 (“Policy”) insuring Employee’s life, Employer, in full satisfaction of its obligations under such Agreement, will continue to pay the annual premiums on the Policy after the Employment End Date, until such time as Employer has made a total (including all payments made by Employer prior to the Employment End Date) of ten (10) annual premium payments on said Policy.  Employer will gross up this benefit to Employee for Employee’s estimated taxes on this benefit.  Once the ten (10) annual premium payments referenced above have been made, Employer will not make any further payments on the Policy.

f.      With respect to the prior grants to Employee of restricted stock, in addition to shares vested as of the date of termination, Employer will accelerate vesting of 2,500 shares of restricted stock that would otherwise be unvested as of the Employment End Date.  With respect to Employee’s existing vested and exercisable stock appreciation rights, Employee shall be allowed to exercise such stock appreciation rights for a period of ninety (90) days following the Employment End Date, provided that Employee may not sell any shares acquired upon exercise until after the date commencing two (2) business days after Employer releases its third quarter financial statements, which is expected to occur on April 29, 2009.  With respect to Employer common stock, Employee agrees not to buy or sell any Employer common stock until two (2) business days after Employer releases its third quarter financial statements, which is expected to occur on April 29, 2009.  The purpose of this paragraph is to require that Employee not trade in Employer common stock during the current restricted trading period.

g.     With respect to Employee’s deferred compensation benefit, pursuant to the Senior Officer Employment and Deferred Compensation Agreement dated December 31, 2008 between Employee and Employer (the “Agreement’), the parties agree that Employee is entitled to a Discounted Vested Monthly Benefit, as defined in the Agreement, based on a sixty percent (60%) Vested Monthly Benefit.  This benefit will be paid to the Employee in a lump sum pursuant to the terms of the Agreement.  Separate from, and in addition to, such benefit, the Employer has agreed to pay, on May 1, 2010, in a single lump sum payment, an amount that is equal to a forty percent (40%) Vested Monthly Benefit, to be discounted and calculated as provided under the terms of the Agreement, and assuming Employee’s Separation From Service occurs on the Employment End Date.

h.     Employer agrees to reimburse Employee for his out of pocket expenses incurred prior to June 30, 2009 for tax planning advice related to this Agreement, in an amount not to exceed $2,500.00.

3.             Full Compensation. The payments that will be made to Employee for his benefit pursuant to this Separation Agreement will compensate him for and extinguish any and all of his claims arising out of his employment with Employer or his employment termination, including but not limited to his claims for attorney’s fees and costs, and any and all of his claims for any type of legal or equitable relief.  These payments are in excess of any sums to which Employee is entitled absent this Separation Agreement.

4.             Benefits. The Employee is a participant in various employee benefit plans sponsored by Employer. Except as otherwise provided for herein, the payment of benefits, including the amounts and timing thereof, will be governed by the terms of the employee benefit plans.  Employer will answer any reasonable questions that Employee may have from time to time and will offer him the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.

5.           Rights of Rescission Under the ADEA.  This Separation Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to Employees’ waiver of rights under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., (the “ADEA”).  Employee therefore acknowledge and agrees that:

a.     Employee is specifically waiving rights and claims under the ADEA.

b.     Employee’s waiver of rights and claims under the ADEA does not extend to any rights or claims arising after the date on which he executes this Separation Agreement.

c.     Employer has advised Employee in writing to consult with an attorney prior to signing this Separation Agreement.  Employee further acknowledges that he has had the opportunity to consult with an attorney of his choice with respect to all terms and conditions set forth in this Separation Agreement and to have the advice of counsel with respect to his decision to sign and enter into this Separation Agreement.

d.     Employer offered Employee at least twenty-one (21) days to consider the terms and conditions of this Separation Agreement, to consult with counsel of his choice, and to decide whether to sign and enter into it.

e.     Under the ADEA (federal law), Employee may rescind this Separation Agreement within seven (7) calendar days of his execution of it.  To effectively rescind this Separation Agreement, Employee agrees that his rescission will be (1) made in writing and properly addressed and delivered to Employer, in care of Eric Bakken; (2) mailed and postmarked within the 7-day period; and (3) sent by certified mail, return receipt requested.  If Employee does not rescind his acceptance of this Separation Agreement under the ADEA, the Separation Agreement will become effective for ADEA purposes on the eighth day after Employee signs it (the “Effective Date”) Employee understand that if he revokes the Separation Agreement, it shall not be effective or enforceable and he will not receive the benefits described in paragraph 2.

6.             Notice of Rights of Rescission Under the MHRA. Employer hereby advises Employee to consult with an attorney of his choice before signing this Separation Agreement releasing any rights or claims that he believes he may have under the Minnesota Human Rights Act (“MHRA”). Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the MHRA. To be effective, any rescission within the relevant time period must be in writing and delivered to the Employer, in care of Eric Bakken, by hand or by mailing it to the Employer within the 15-day period. If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to the Employer care of Eric Bakken at the address listed in this paragraph; and (3) sent by certified mail, return receipt requested.

7.             General Release of the Employer.  Employee agrees to release and discharge Employer, any parent, subsidiaries, affiliates, related companies,  predecessors, successors, assigns, officers, directors, shareholders, employees, independent consultants, attorneys, insurers, agents, and/or other representatives from any and all actions, complaints, causes of actions, grievances, claims, damages, obligations, debts, promises, losses, demands, wages, bonuses, benefits, actual damages, compensatory damages, mental anguish, pain, humiliation, emotional distress, exemplary and/or punitive damages, statutory penalties, and/or any other liabilities of any kind (including any other statutory, tort, civil rights, contractual, and/or common law claims) which have been or could be asserted against Employer arising out of or relating in any way to Employee’s employment with Employer, and/or any other occurrence up to and including the date of this Separation Agreement, whether presently asserted or otherwise, including, but not limited to claims, demands, actions or liability arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination and Employment Act (including the Older Workers Benefit Protection Act),  the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, 42 U.S.C. Section 1981, the National Labor Relations Act and/or any other Federal, State or local statute, ordinance or regulation (including but not limited to claims based on race, sex, age, color, sexual preference, marital status, religion, national origin, disability, retaliation, obtainment of benefit plan rights and veterans status.)  Despite any language to the contrary, nothing in this Separation Agreement is intended to and/or shall waive any right that Employee cannot by law waive (e.g., unemployment compensation benefits).

8.             General Release of Employee.  Employer releases and forever discharges Employee from any and all causes of action or claims related to or arising out of or which could have arisen out of the employment relationship with Employee.  This release does not include alleged unlawful acts and/or acts intending to harm Employer.  Despite any language to the contrary, nothing in this Separation Agreement is intended to and/or shall waive any right that Employer cannot by law waive.

9.             Confidentiality. To the fullest extent permitted by law, the terms of this Separation Agreement and Release will be treated as confidential by both Employee and Employer and neither party shall disclose its terms to anyone except Employee may disclose the terms of this Separation Agreement to his spouse, legal counsel and accountant, or as required by law and/or governmental authorities. Employer may disclose the terms of this Separation Agreement to its officers and directors, outside auditors, and to employees or agents of it or its parent corporation who have a legitimate need to know the terms in the course of performing their duties. Employee recognizes and agrees that this confidentiality provision was a significant inducement for the Employer to enter into this Separation Agreement. In the event of a breach by Employee of the terms of this paragraph, all payments to Employee shall cease and Employee shall reimburse all payments made under this Separation Agreement.

10.           Non-Admission. Nothing in this Separation Agreement is intended to be, nor will be deemed to be, an admission of liability by the Employer that it has violated any state or federal statute, local ordinance, or principle of common law, or that it has engaged in any wrongdoing.

11.           Non-Disparagement. To the fullest extent permitted by law, the parties mutually agree that they shall not disparage or defame each other in any respect or make any comments concerning the employment relationship between them. As set forth in this paragraph, Employer’s agreement is limited to its officers and directors.  To the fullest extent permitted by law, both parties and their agents covered by this paragraph agree not to make any further statements concerning their relationships with each other, either in the employment or personal context.  Notwithstanding the foregoing, Employer agrees, at the request of Employee, to provide a reference to Employee’s potential employers.  In this regard, Employee’s reference requests shall be provided to Eric Bakken who will provide an appropriate reference or refer the party to someone else in the organization for a response.

12.           No unlawful restriction.   Employee  understands and agrees that, notwithstanding anything to the contrary in this Separation Agreement, nothing in this Separation Agreement is intended to and/or shall: (a) impose any condition, penalty, or other limitation affecting Employee’s  right to challenge this Separation Agreement; (b) constitute an unlawful release or waiver of any of Employee’s  rights under any laws; or (c) prevent, impede, or interfere with Employee’s  ability or right to: (i) provide truthful testimony pursuant to subpoena; (ii) file any charge with, or participate in an investigation or proceeding conducted by, any governmental entity including the Equal Employment Opportunity Commission; and/or (iii) respond as otherwise required by law.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to be or shall be construed to be a violation of any law.

13.           Non-Assignment. The parties agree that this Separation Agreement will not be assignable by either party unless the other party agrees in writing.

14.           Interpretation and drafting.  The Parties agree that this Separation Agreement was drafted with input from both of them, and that it shall not be construed for or against either Party.  This Separation Agreement shall also be construed as a whole according to its fair meaning.  Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and,” and the singular or plural number shall be deemed to include the other.  Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Separation Agreement.  Employee represents and agrees that Employee has had a full and complete opportunity to decide whether to sign this Separation Agreement, to review this Separation Agreement, to request and make changes, and to consider whether to execute this Separation Agreement.

15.           Merger. This Separation Agreement and Release and the employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties. Employee agrees that any and all claims which he might have had against the Employer are fully released and discharged by this Separation Agreement, and that the only claims which he may hereafter assert against the Employer will be derived only from an alleged breach of the terms of the Separation Agreement or of any employee benefit plan in which Employee is a participant.

16.           Entire Agreements. This Separation Agreement and Release and the employee benefit plans in which Employee is a participant constitute the entire agreements between the parties with respect to the termination of Employee’s employment relationship with the Employer, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement, except as herein contained.

17.           Invalidity. In case any one or more of the provisions of this Separation Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Separation Agreement will not in any way be affected or impaired thereby.

18.           Voluntary and Knowing Action. Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement, and that he is voluntarily entering into this Separation Agreement to resolve his disputes against the Employer.

19.           Governing Law.  This Separation Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Release as of the day and year first above written.

Dated:	May 13,2009	/s/ Kris Bergly
Kris Bergly

STATE OF MINNESOTA	)
)S.S.
COUNTY OF HENNEPIN	)

I, Lora J. Martin-Poulos, a Notary Public, do hereby certify that Kris Bergly, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal this 13th day of May, 2009.

/s/ Lora J. Martin-Poulos
Notary Public

EMPLOYER:

REGIS CORPORATION

Dated:	May 13, 2009	By:	/s/Eric A. Bakken
Eric A. Bakken
Its: Senior Vice President & General Counsel

STATE OF MINNESOTA	)
)S.S.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 13 day of May, 2009, by Eric A. Bakken, the Senior Vice President & General Counsel of Regis Corporation, a Minnesota corporation, on behalf of the corporation.

/s/ Lora J. Martin-Poulos
Notary Public